Exhibit 99.1

CONTACT:

Media: 269-923-7405

Media@Whirlpool.com

Financial: Angela Hersil, 269-923-2641

Investor_relations@whirlpool.com

FOR IMMEDIATE RELEASE

Whirlpool Corporation Comments on Anti-Dumping Ruling

Involving Bottom-Mount Refrigerators from South Korea and Mexico

BENTON HARBOR, Mich., April 17, 2012 – Whirlpool Corporation (NYSE: WHR) stated that the U.S. International Trade Commission (“ITC”) today found that unlawfully traded bottom-mount refrigerators imported from South Korea and Mexico did not cause material injury to the U.S. industry. The company plans to review the ITC’s final decision and will determine whether or not to appeal.

“Of course we’re extremely disappointed by today’s ruling and the implications it has for our U.S. production of bottom-mount refrigerators,” said Marc Bitzer, President, Whirlpool North America. “We believe the facts clearly demonstrated that dumped imports of bottom-mount refrigerators from South Korea and Mexico are causing injury to the U.S. industry. Despite today’s ruling, Whirlpool remains committed to taking action against any unlawful trade practices that threaten our 23,000 U.S. employees or our ability to produce in the United States the innovative and high-quality products that consumers demand.”

Whirlpool filed anti-dumping and anti-subsidy petitions in March 2011 to establish conditions of fair competition that will support continued investment and innovation in the production of high-end refrigerators in the United States, and the American jobs created by that production. The Whirlpool products affected by this case are made in Amana, Iowa, where the company employs approximately 2,200 people.

As the world’s leading home appliance maker, Whirlpool Corporation is a recognized leader in product innovation and quality. Whirlpool products received 10 “Best Buy” designations and were ranked first in five categories in a leading U.S. consumer magazine.

For additional information and to view the petitions please visit http://whirlpoolcorp.com/facts.

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of approximately $19 billion in 2011, 68,000 employees, and 66 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool’s ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (3) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (4) inventory and other asset risk; (5) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (6) The impact of the European debt crisis; (7) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, price increases, leveraging of its global operating platform, and acceleration of the rate of innovation; (8) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (9) litigation and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (10) product liability and product recall costs; (11) the effects and costs of governmental investigations or related actions by third parties; (12) Whirlpool’s ability to obtain and protect intellectual property rights; (13) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (14) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and post retirement benefit plans; (15) information technology system failures and data security breaches; (16) the impact of labor relations; (17) our ability to attract, develop and retain executives and other qualified employees; (18) changes in the legal and regulatory environment including environmental and health and safety regulations; and (19) the ability of Whirlpool to manage foreign currency fluctuations. Additional information concerning these and other factors can be found in Whirlpool Corporation’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.